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                                                                    Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

On May 30, 2002, the Westinghouse Air Brake Technologies Corporation Savings Plan for Hourly Employees dismissed Arthur Andersen LLP as its independent auditors. Prior to the date of this Form 11-K, the Arthur Andersen partner responsible for the audit of the financial statements of the Westinghouse Air Brake Technologies Corporation Savings Plan for Hourly Employees as of December 31, 2000 and for the year then ended resigned from Arthur Andersen. As a result, after reasonable efforts, the Plan has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Westinghouse Air Brake Technologies Corporation's registration statements on Form S-8 No. 333-33998 of Arthur Andersen's audit report with respect to the Plan's financial statements as of December 31, 2000 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this Form 11-K, which is incorporated by reference into Westinghouse Air Brake Technologies Corporation's filings on Form S-8 No. 333-33998 and deemed to be a new registration statement, without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.



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